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                                                                 Exhibit 10.17


                                 EMPLOYMENT AGREEMENT



     THIS EMPLOYMENT AGREEMENT (this "Agreement"), is entered into this 11th day of May, 1998, by and between CUMETRIX DATA SYSTEMS CORP., a California corporation (the "Corporation"), and STEVE SCHAFFERT, an individual ("Executive"), with reference to the following facts:

     A. Executive desires to become employed by the Corporation and the Corporation desires to employ Executive.

     B. The Corporation and Executive desire to enter into this Agreement to assure the Corporation of the services of Executive and to set forth the respective rights and duties of the parties. The parties agree as follows:

     1.   "AT WILL" EMPLOYMENT AND SEVERANCE PAY.

          a. The Corporation hereby employs Executive, and Executive hereby accepts and agrees to such employment on the terms and conditions set forth herein. Executive's engagement hereunder shall commence on May 11, 1998 and is subject to termination at any time by either party, with or without cause and with or without notice. The period of Executive's employment shall be referred to herein as the "Employment."

          b. Executive shall serve in the capacity of Chief Technology Officer of the Corporation. Executive's principal duties shall involve responsibility for implementation and operation of the Company's hardware and software systems and such other responsibilities as are customarily undertaken by a chief technology officer of a computer hardware reseller and provider of software configuration services. Executive shall diligently perform and complete such other services and duties appropriate for the position of Chief Technology Officer as may from time to time be assigned by the Chairman, the Chief Executive Officer or the Board of Directors of the Corporation. Executive shall report directly to the Corporation's Chief Executive Officer or such other person as designated from time to time by the Board of Directors of the Corporation. Executive agrees that, except during vacation periods or in accordance with the Corporation's personnel policies, if any, covering leaves and reasonable periods of illness or other incapacity, Executive shall devote all of Executive's business time and services to the business and interests of the Corporation. Executive shall perform the duties of his office and those assigned to Executive by the Corporation with fidelity, to the best of Executive's ability, and in the best interests of the Corporation

          c. If Executive is terminated by the Corporation for any reason other than for "cause" (as defined below) at any time following the closing of the Company's initial public offering and before May 1, 2000 (the "Agreement Period"), Executive shall be entitled to receive


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as severance pay an amount equal to the remaining base salary that would have been payable to Executive over the remainder of the Agreement Period, which amount shall be payable in equal installments over the Agreement Period in the same manner and at the same times the Corporation pays base salaries to other Executives of the Corporation and subject to customary withholding and other required employment taxes. If Executive is terminated by the Corporation for any reason other than for "cause" (as defined below) at any time following the Agreement Period, Executive shall be entitled to receive as severance pay continuation of base salary for six months (the "At-Will Severance Period"), payable in equal installments over the At-Will Severance Period in the same manner and at the same times the Corporation pays base salaries to other Executives of the Corporation and subject to customary withholding and other required employment taxes. As used herein, the term "cause" shall mean: (i) Executive's committing any fraud, theft, embezzlement or other dishonest act against the Corporation; (ii) Executive's conviction of a crime constituting a felony under state or federal law; (iii) Executive's intentional or grossly negligent act(s) which is detrimental to or damages or harms the Corporation or any of its employees; or (iv) Executive's breach of this Agreement. Any payment due under this paragraph shall be reduced by the amount of compensation payable to Executive from any person or entity which employs or retains Executive in a position comparable to Executive's position with the Company during the Agreement Period and/or the At-Will Severance Period, if any. For purposes of this Agreement, the Agreement Period and the At-Will Severance Period are collectively referred to as the "Severance Period."

          d. Executive's office shall be located on the East Coast and Executive will travel to the extent necessary to perform his duties to the Corporation.

     2.   COMPENSATION.

          a. During the Employment, Executive shall be entitled to an annualized base salary of One Hundred and Ten Thousand Dollars ($110,000), payable in installments throughout the year in the same manner and at the same times the Corporation pays base salaries to other Executives of the Corporation and subject to customary withholding and other required employment taxes.

          b. In addition to the base salary referenced above, Executive shall be entitled to receive an annual merit bonus of up to 10% of Executive's base salary upon satisfaction of criteria determined in the discretion of the Compensation Committee of the Board of Directors.

          c. As additional compensation, Executive shall receive an option to acquire 20,000 shares of the Corporation's Common Stock under the Corporation's Stock Option Plan. The option will be granted as of the date hereof and shall have an exercise price of $6 1/8 per share and will vest in twenty-four equal monthly installments so long as Executive is employed with the Corporation. All shares underlying the option that have vested will remain exercisable for a period of ten years from the date of grant, subject to earlier termination as provided in the Corporation's standard stock option agreement.


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     3.   EXPENSES.  The Corporation shall promptly reimburse Executive for the reasonable business expenses incurred by Executive in promoting the business of the Corporation, including expenditures for entertainment and travel; PROVIDED, HOWEVER, that each such expenditure shall be reimbursable only if (i) it is incurred in compliance with the Corporation's then applicable expense reimbursement policies, (ii) it is of a nature qualifying it as a proper deduction on the federal and state income tax return of the Corporation, and
(iii) Executive furnishes to the Corporation adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction. In the event any taxing authority disallows the Corporation a deduction for all or any part of an expense charged by Executive, the part disallowed shall be charged to Executive as additional compensation.

     4. PROVISIONS OF EMPLOYEE HANDBOOK. Except as modified by this Agreement, all of the provisions of the Corporation's Employee Handbook as now in effect or as hereafter adopted or amended by the Board of Directors of the Corporation shall apply to Executive.

     5. MEDICAL INSURANCE; BENEFITS. During the term of Executive's engagement under this Agreement, subject to Executive's insurability with the insurance company chosen exclusively by the Corporation at preferred rates and subject to the availability of such insurance coverage, the Corporation shall at its sole expense make available to Executive usual and customary medical insurance coverage. The Corporation reserves the right to change insurers, the type and extent of insurance coverage and to discontinue offering insurance coverage altogether at any time upon 30 days' notice. Executive shall be entitled to participate in all of the Corporation's other standard benefit plans and programs on the same basis as the Corporation's other executive officers.

     6. VACATION LEAVE. Executive shall be entitled to ten days of vacation per year, which shall accrue at the rate of 0.833 days for each month worked, and which shall be otherwise subject to the Corporation's vacation policy as announced from time to time and/or set forth in the Employee Handbook.

     7. EXECUTIVE'S DUTIES ON TERMINATION. Upon the termination of Executive's services hereunder, Executive agrees to deliver promptly to the Corporation all equipment, notebooks, documents, memoranda, reports, written and computer files and data, samples, books, correspondence, lists, or other written or graphic records, and the like, relating to the Corporation's business, which are or have been in Executive's possession or control.

     8.   CONFLICTS OF INTEREST AND NON-COMPETITION.

          a. During the Employment, Executive agrees that Executive will not, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder, or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity which


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competes, or which, by hiring Executive, intends to compete, with the automated custom software configuration and/or computer assembly business of the Company.

          b. During the Employment, Executive agrees that Executive will not, directly or indirectly, undertake planning for or organization of any business activity competitive with the Corporation's business or combine or conspire with other executives or representatives of the Corporation's business for the purpose of organizing any such competitive business activity.

          c. During the Employment and for a period (the "Non-Compete Period") of two years following termination of the Severance Period, if any, Executive agrees that he will not, directly or indirectly, either for Executive or for any other person, firm, or corporation, divert or take away or attempt to divert or take away (and during the Non-Compete Period, call on or solicit or attempt to call on or solicit) any of the Corporation's customers or clients, including but not limited to those upon whom Executive called or whom Executive solicited or to whom Executive provided services or with whom Executive became acquainted while Executive's services were engaged by the Corporation; provided, however, that Executive shall not be deemed to be in violation of this Section 10c merely by becoming employed by a business that competes with the Corporation so long as Executive does not participate in, assist, allow use of Confidential Information in connection with, or facilitate, solicitation of the Corporation's Customers or clients by such business and otherwise complies in all respects with the provisions of this Agreement.

          d. During the Employment and for the Non-Compete Period, Executive agrees that he will not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is or will be hereafter engaged (as an executive, agent, independent contractor or otherwise) by the Corporation to terminate his or her employment or engagement.

          e. Nothing contained in this paragraph 8 shall be deemed a waiver of Executive's obligations under the laws of the State of California or the United States of America and in the event of any conflict or inconsistency between the provisions of this paragraph 8 and such laws, such laws shall control. The covenants of this paragraph shall be construed as separate covenants covering their subject matter in Los Angeles County, each of the other separate counties in the state of California in which the Corporation transacts its business, the names of which are incorporated herein by this reference, and each of the separate counties or similar political subdivisions of each state in the United States in which the Corporation transacts its business, the names of which are incorporated herein by reference; to the extent that any covenant shall be judicially unenforceable in any one or more of said counties or states, said covenant shall not be affected with respect to each other county and state, each covenant with respect to each county and state being construed as severable and independent.

     9. CONTINUING OBLIGATIONS. Executive's obligations under paragraphs 7 and 8 shall continue in effect beyond the date of termination of Executive's services and such obligations shall


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be binding on Executive's assigns, heirs, executors, administrators, and other legal representatives.

     10. SEVERABLE PROVISIONS. The provisions of this Agreement are severable, and if any one or more provisions is determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

     11. ATTORNEYS' FEES. If any legal action arises under this Agreement or by reason of any asserted breach of it, the prevailing party shall be entitled to recover all costs and expenses, including reasonable attorney's fees, incurred in enforcing or attempting to enforce any of the terms, covenants or conditions, including costs incurred prior to commencement of legal action, and all costs and expenses, including reasonable attorneys fees, incurred in any appeal from an action brought to enforce any of the terms, covenants or conditions hereof.

     12. NOTICES. Any notice to be given to the Corporation under the terms of this Agreement shall be addressed to the Corporation at 957 Lawson Street, Industry, California 91748, Attention: Chief Executive Officer, and any notice to be given to Executive shall be addressed to Executive at Executive's home address or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed to have been duly given if personally delivered or when enclosed in a properly sealed and addressed envelope, registered or certified, return receipt requested, and deposited (postage prepaid) in a post office or branch post office regularly maintained by the United States government. Notices mailed in accordance herewith by registered or certified mail shall be deemed to have been duly given four days from date of deposit in the United States mails, unless sooner received.

     13. WAIVERS AND AMENDMENTS. Either party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing each and every other provision of this Agreement. No amendment or waiver of any provision of this Agreement shall be effective unless and until an instrument reflecting the amendment or waiver has been executed by the party or parties charged with such amendment or waiver.

     14. ENFORCEMENT. Executive agrees that the breach of any of the provisions of paragraphs 7 and 8 of this Agreement could not reasonably or adequately be compensated in damages in an action at law and that the Corporation shall be entitled to injunctive relief, which may include but shall not be limited to restraining Executive from rendering any service that would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this paragraph) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Corporation shall not constitute a waiver of the right to pursue other available remedies.


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     15.  ARBITRATION; DISPUTE RESOLUTION PROCESS.  The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall be settled, at the request of any party of this Agreement, exclusively by final and binding arbitration conducted in Los Angeles, California or, at the election of the Company, in the Commonwealth of Virginia. All such Arbitrable Claims shall be settled by three arbitrators in accordance with the Commercial Arbitration Rules ("CAR") then in effect of the American Arbitration Association. EACH PARTY HERETO EXPRESSLY CONSENTS TO, AND WAIVES ANY FUTURE OBJECTION TO, SUCH FORUM AND ARBITRATION RULES. Judgment upon any award may be entered by any state or federal court having jurisdiction thereof. Except as required by law (including, without limitation, the rules and regulations of the Securities and Exchange Commission and the Nasdaq Stock Market), no party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings to this Section 15.

          The parties further agree that the nature, scope and timing of any production of any documents or other information or witnesses in respect of the resolution of any Arbitrable Claim pursuant to this Section 15 shall be in accordance with the CAR.

          Adherence to this dispute resolution process shall not limit the right of the parties hereto to obtain any provisional remedy, including without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their respective rights and interests pending arbitration. Notwithstanding the foregoing sentence, this dispute resolution procedure is intended to be the exclusive method of resolving any Arbitrable Claim arising out of or relating to this Agreement.

     16. WAIVER OF JURY TRIAL. Consistent with Section 15, each signatory to this Agreement further waives its respective right to a jury trial of any claim or cause of action arising out of this Agreement or any dealings between any of the signatories hereto relating to the subject matter of this Agreement. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including, without limitation, contract claims, tort claims, and all other common law and statutory claims. This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and this waiver shall apply to any subsequent amendments, supplements or other modifications to this Agreement or to any other document or agreement relating to the transactions contemplated by this Agreement.

     17. TITLES AND HEADINGS; INTERPRETATION. Titles and headings to paragraphs in this Agreement are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions of this Agreement. The provisions of this Agreement shall be interpreted in


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accordance with their plain meaning.  No provision of this Agreement shall be interpreted against a party by reason of that party having been responsible for the drafting of the provision.

     18. GOVERNING LAW. The parties hereto agree that it is their intention and covenant that this Agreement and performance under this Agreement, and all suits and special proceedings that may ensue from its breach, be construed in accordance with and under the laws of the State of California; PROVIDED, HOWEVER, that the provisions of Section 8 shall be interpreted and construed in accordance with the laws of the Commonwealth of Virginia.

     19. ENTIRE AGREEMENT. With the exception of that certain Employee Confidential Information and Non-Solicitation Agreement, of even date herewith, by and between Executive and the Corporation (the "Confidentiality Agreement"), this instrument constitutes the entire agreement of the parties hereto respecting the subject matter hereof and correctly sets forth the rights, duties, and obligations of each to the other in relation thereto as of its date. Any prior agreements, promises, negotiations, or representations (other than the Confidentiality Agreement) concerning its subject matter not expressly set forth in this Agreement are of no force or effect and are hereby superseded and merged herein.

     20. EXECUTIVE'S REPRESENTATIONS. Executive represents and warrants that Executive is free to enter into this Agreement and to perform each of its terms and covenants. Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing this Agreement, and that Executive's execution and performance of this Agreement is not a violation or a breach of any other agreement between Executive and any other person or entity. Executive agrees to indemnify and hold the Corporation harmless from any all costs and expenses, including attorneys' fees, incurred by the Corporation as a result of any breach by Executive of this paragraph 20.

     21. COUNTERPARTS. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which together shall be deemed one and the same instrument.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                         "CORPORATION"

                         CUMETRIX DATA SYSTEMS CORP., a
                         California corporation


                         By:  /S/ MAX TOGHRAIE
                              ----------------
                              Max Toghraie
                              Chief Executive Officer


                         "EXECUTIVE"


                         /S/ STEVE SCHAFFERT
                         -------------------
                         Steve Schaffert


               Address:  12837 Pinecrest Rd.
                         Herndon, VA 20171



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